Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $588,
UP 8.6% FOR THE FULL YEAR 2012

HAMILTON, Bermuda (February 5, 2013) - White Mountains Insurance Group, Ltd. reported adjusted book value per share of $588 at December 31, 2012, up 2.4% for the quarter and 8.6% for the year, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a productive year. Investments had a good year with a GAAP total return of 4.9%. OneBeacon finished the year at a 98% GAAP combined ratio, somewhat disappointing even when adjusting for hurricane Sandy claims, though the underlying loss ratio remains solid. Sirius Group reported a full year GAAP combined ratio of 90%, a pleasant result given the magnitude of hurricane Sandy and crop losses. BAM, the new muni bond insurer we funded, is getting traction in the marketplace. The regulatory review of the agreement to sell the OneBeacon runoff is proceeding as expected. We had $76 million in net tax gains in the quarter, mostly from the reduction in the Swedish corporate tax rate, and we successfully protected the value of our foreign tax assets from other changes in Swedish tax laws. We returned $676 million of capital to shareholders, mostly by buying 18% of our beginning shares outstanding at attractive prices. We do not see major business improvements in the near term, as most insurance markets remain quite competitive, new capital is entering the profitable property-cat market, interest rates remain quite low, risk spreads are thin, equities have had a good run and every opportunity continues to be chased by a world full of cash. We remain defensively positioned and in good shape in all areas. We have roughly $1 billion of undeployed capital, and we are actively pursuing potential transactions.”

Adjusted comprehensive income was $72 million in the fourth quarter of 2012 and $245 million in the year, compared to $802 million in the fourth quarter of 2011 and $745 million last year. Net income attributable to common shareholders was $68 million in the fourth quarter of 2012 and $207 million in the year, compared to $800 million in the fourth quarter of 2011 and $768 million last year. The 2011 periods include an after-tax gain of $678 million from the sale of Esurance and AFI to Allstate.

OneBeacon

OneBeacon's book value per share decreased 1.4% for the quarter and 0.8% for the year, including dividends. OneBeacon's 2012 results include $101 million of after-tax GAAP losses related to the sale of its runoff business announced in October. OneBeacon's GAAP combined ratio was 112% for the fourth quarter of 2012 compared to 85% for the fourth quarter of 2011, primarily driven by higher catastrophe losses from hurricane Sandy. Higher expenses, lower favorable loss reserve development and higher non-catastrophe current accident year losses also contributed to the increase. The GAAP combined ratio was 98% for 2012 compared to 92% for 2011, primarily driven by higher catastrophe losses, lower favorable loss reserve development and higher expenses.

Mike Miller, CEO of OneBeacon, said, “We had a tough fourth quarter. The combined ratio was high primarily due to losses from hurricane Sandy.  Our large marine book accounted for nearly half of our gross losses from Sandy in what is estimated to be the largest marine industry loss in history. The other half came primarily from our collector car and excess property businesses. Underlying loss ratios in our various businesses continue to be good and pricing trends remain encouraging in most of them. Current expense levels are somewhat elevated due to adding two new Specialty segments and staff transfers to Minnesota. We should see a reversing of this trend in 2013. We successfully refinanced our debt for 10 years at good terms in November. We closed the sale of Essentia in early January and will book a nice gain in the first quarter of 2013. The regulatory review of the sale of our runoff business is progressing, and we expect to close in the second half of this year. The closing of that sale will significantly reshape the company, further reducing our risk profile and freeing up capital. With our businesses in good shape and plenty of financial flexibility, we are well positioned to take advantage of opportunities.”

The combined ratio for the fourth quarter of 2012 included 15 points of net catastrophe losses ($43 million, including $8 million of ceded reinstatement premiums) compared to 1 point ($3 million) for the fourth quarter of 2011. The combined ratio for 2012 included 5 points of net catastrophe losses ($56 million, including $8 million of ceded reinstatement premiums) compared to 4 points ($37 million) for 2011. There was no prior year loss reserve development in the fourth quarter of 2012 compared to 6 points of favorable loss reserve development in the fourth quarter of 2011. The combined ratio for 2012 included favorable loss reserve development of 1 point compared to 3 points in 2011. The expense ratio was 43% for the fourth quarter of 2012 and 40% for the year, compared to 37% and 38% for the comparable periods of 2011. The increase in both the quarter and full year expense ratio was driven primarily by expenses associated with investments in new businesses and the migration of corporate functions to Minnesota.

Net written premiums were $249 million and $1,179 million in the fourth quarter and year ended December 31, 2012, an increase of 3% and 11% from the comparable periods of last year. Excluding the $8 million of hurricane Sandy-related reinstatement premiums and adjusting for the impact of the change in the method of estimating A.W.G. Dewar written premiums, fourth quarter premiums increased 10% from the fourth quarter of last year. A change in the method of estimating written premiums associated with the A.W.G. Dewar tuition reimbursement insurance product resulted in approximately $9 million in net written premiums being recorded in the third quarter of 2012 that, under the prior method, would have been recorded in the fourth quarter.

In November 2012, OneBeacon completed an offering of $275 million aggregate principal amount of 4.60% Senior Notes due 2022. The proceeds from the issuance were used in December 2012 to redeem all of its 5.875% Senior Notes due 2013. OneBeacon recognized a pre-tax loss of $6 million on the redemption in the fourth quarter of 2012.

In the fourth quarter, OneBeacon recorded a pre-tax gain of $5 million on the sale of a shell company.

Sirius Group

Sirius Group's GAAP combined ratio was 107% for the fourth quarter of 2012 compared to 88% for the fourth quarter of 2011, while the GAAP combined ratio was 90% for 2012 compared to 100% for 2011. The combined ratio for the fourth quarter of 2012 included 42 points ($98 million) of hurricane Sandy losses, net of reinsurance and reinstatement premiums. The combined ratio for 2012 included 13 points ($117 million) of catastrophe losses compared to 24 points ($218 million) for 2011. Catastrophe losses in 2011 were primarily from the Japan earthquake and tsunami and the New Zealand earthquakes. Additionally, the combined ratio for 2012 included 3 points of losses from the agricultural line of business, primarily as a result of the drought in the Midwestern United States. Favorable loss reserve development was 9 points for the fourth quarter of 2012 compared to 6 points for the fourth quarter of 2011. Favorable loss reserve development was 4 points for 2012 compared to 5 points for 2011.
Allan Waters, CEO of Sirius Group, said, “The diversity of our global portfolio benefited us again this year. We reported a solid underwriting profit despite Sandy and the severe U.S. drought. We grew our accident & health and property lines, and pulled back a bit in trade credit due to continuing economic strains in Europe. Overall, gross written premiums increased 6% in local currencies for the year. January 1, 2013 renewals produced modest price improvements and growth. However, industry capacity remains plentiful and the property-cat business is attracting new capital markets entrants. White Mountains Solutions booked $14 million of gains in the fourth quarter, and the deal pipeline looks good. We grew Sirius International regulatory capital by 20% to $2.5 billion.”

Gross and net written premiums were flat for the fourth quarter of 2012 from the fourth quarter of 2011, with minimal impacts from foreign exchange. For 2012, gross written premiums increased 4% (6% in local currencies) and net written premiums increased 3% (5% in local currencies) as increases in the accident & health and property lines of business were partially offset by decreases in trade credit.
Financial Guarantee
During the third quarter of 2012, White Mountains capitalized HG Global Ltd. ("HG Global") with approximately $600 million to fund Build America Mutual Assurance Company ("BAM"), a newly formed mutual bond insurer. HG Global provided the initial capitalization of BAM through the purchase of approximately $500 million of BAM surplus notes. HG Global also provides 15%-of-par, first loss reinsurance protection for policies underwritten by BAM. For the fourth quarter and year ended December 31, 2012, HG Global reported pre-tax income of $9 million and $14 million which was driven by interest income on the BAM surplus notes. For the fourth quarter and year ended December 31, 2012, BAM reported pre-tax losses of $18 million and $36 million which was driven by interest expense on the BAM surplus notes and startup and operational costs. GAAP requires White Mountains to consolidate BAM's results in its financial statements. However, since BAM is a mutual insurance company that is owned by its members, BAM's results do not affect White Mountains' adjusted book value per share and are attributed to non-controlling interests.

Bob Cochran, Chairman of BAM, said, “We spent the last part of 2012 building our internal capabilities and external understanding of BAM's unique business model and strengths, while making rapid progress on our 50 state licensing process. Beginning in January, BAM has insured a growing number of new issue municipal bonds. Momentum and market recognition are building, and we expect both volume and trading level to improve with increased liquidity, further increasing the value of our guarantee.”

Other Operations

White Mountains' Other Operations segment reported pre-tax loss of $5 million and pre-tax income of $8 million in the fourth quarter and year ended December 31, 2012 compared to pre-tax loss of $11 million and $103 million in the comparable periods of last year.  The improvement in the fourth quarter was primarily driven by lower losses from WM Life Re and lower incentive compensation expenses, partially offset by lower pre-tax income from investments. The improvement in the year was primarily driven by a mark-to-market gain from the Symetra warrants compared to a loss last year, higher pre-tax income from investments, lower incentive compensation expenses and lower losses from WM Life Re. WM Life Re reported pre-tax loss of $5 million and $19 million in the fourth quarter and year ended December 31, 2012 compared to pre-tax loss of $17 million and $27 million in the comparable periods of last year.
Symetra. The value of White Mountains' investment in Symetra warrants increased $4 million in the fourth quarter of 2012 and $18 million in 2012 compared to an increase of $5 million in the fourth quarter of 2011 and a decrease of $25 million in 2011. During the fourth quarter and year ended December 31, 2012, White Mountains recorded $5 million and $30 million in equity in earnings from its investment in Symetra's common shares, which increased the value of the investment in Symetra's common shares used in the calculation of White Mountains' adjusted book value per share to $16.58 per Symetra common share at December 31, 2012. This compares to Symetra's quoted stock price of $12.98 and Symetra's book value per common share excluding unrealized gains and losses from its fixed maturity investment portfolio of $18.97.

Share Repurchases. White Mountains repurchased and retired 1,329,640 of its common shares for $669 million in 2012 at an average price per share of $503.09. White Mountains repurchased and retired 292,449 shares for $152 million in the fourth quarter of 2012 at an average share price of $518.89, or approximately 88% of White Mountains' December 31, 2012 adjusted book value per share.

Taxes

Effective January 1, 2013, Sweden reduced its corporate tax rate from 26.3% to 22.0%, and Luxembourg increased its corporate tax rate from 28.8% to 29.2%.  This resulted in a reduction in Sirius Group's deferred tax liabilities in Sweden and an increase in Sirius Group's net deferred tax assets in Luxembourg at December 31, 2012, for a combined gain of $73 million. In addition, during the quarter Sirius Group had a net release of valuation allowances on deferred tax assets in Luxembourg and White Mountains established a valuation allowance on the deferred tax assets of a group of U.S. companies reported in the Other Operations segment, for a net gain of $3 million. In total, White Mountains recognized $76 million in overall net tax benefits from these changes, which increased White Mountains' adjusted book value per share by $13 in the fourth quarter of 2012.

Investment Activities
The GAAP total return on invested assets for the fourth quarter and year ended December 31, 2012 was 0.7% and 4.9%. Currency translation did not impact the fourth quarter of 2012, while 2012 included 0.5% of currency gains. The GAAP total return for the fourth quarter and year ended December 31, 2011 was 1.2% and 2.9%.  Currency translation did not impact the fourth quarter of 2011, while 2011 included 0.2% of currency losses.

Manning Rountree, President of White Mountains Advisors, said, “Investments had a strong finish to the year. The total portfolio was up 0.7% for the quarter and 4.9% for the year.  In local currencies, our fixed income portfolio returned 0.4% for the quarter and 3.8% for the year, outperforming the Barclay's Intermediate Aggregate Bond Index over both periods with significantly less duration. Our value-oriented equity portfolio was up 1.4% in the quarter and 7.7% for the year.  Equities outperformed the S&P 500 in the second half but underperformed for the full year.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company's website located at www.whitemountains.com. White Mountains expects to file its Form 10-K with the Securities and Exchange Commission on or before March 1, 2013 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains' financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra's fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra's fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains' common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains' common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains':

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains' 2011 Annual Report on Form 10-K and Item 1A in Part II of White Mountains' September 30, 2012 Quarterly Report on Form 10-Q;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•	other factors, most of which are beyond White Mountains' control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Fixed maturity investments, at fair value	$5,196.2	$4,912.4	$6,221.9
Short-term investments, at amortized cost (which approximates fair value)	630.6	917.3	846.0
Common equity securities, at fair value	1,029.7	1,004.8	755.0
Convertible fixed maturity investments, at fair value	127.4	142.0	143.8
Other long-term investments	294.2	307.1	301.3
Total investments	7,278.1	7,283.6	8,268.0

Cash	462.4	549.2	705.4
Reinsurance recoverable on unpaid losses	429.1	356.8	2,507.3
Reinsurance recoverable on paid losses	17.9	14.8	30.5
Insurance and reinsurance premiums receivable	556.3	678.1	489.2
Funds held by ceding companies	127.4	102.7	106.5
Investments in unconsolidated affiliates	387.9	376.3	275.3
Deferred acquisition costs	195.3	211.3	187.0
Deferred tax asset	569.6	555.0	536.9
Ceded unearned insurance and reinsurance premiums	91.8	113.6	87.3
Accounts receivable on unsettled investment sales	3.9	167.2	4.7
Other assets	548.9	672.0	733.3
Assets held for sale	2,226.8	2,388.2	132.6
Total assets	$12,895.4	$13,468.8	$14,064.0

Liabilities
Loss and loss adjustment expense reserves	$3,168.9	$3,059.8	$5,702.3
Unearned insurance and reinsurance premiums	924.1	1,067.1	846.9
Debt	751.2	676.6	677.5
Deferred tax liability	341.3	399.7	365.5
Ceded reinsurance payable	116.5	138.6	134.6
Funds held under reinsurance treaties	43.7	33.8	42.9
Accounts payable on unsettled investment purchases	11.4	47.7	34.6
Other liabilities	1,053.3	1,278.9	1,484.2
Liabilities held for sale	2,226.8	2,388.2	107.6
Total liabilities	8,637.2	9,090.4	9,396.1

Equity
White Mountains’ common shareholders’ equity
White Mountains' common shares and paid-in surplus	1,057.2	1,102.2	1,261.3
Retained earnings	2,542.7	2,577.4	2,789.7
Accumulated other comprehensive income, after tax:
Equity in net unrealized losses from investments in unconsolidated affiliates	57.7	59.3	—
Net unrealized foreign currency translation gains and other	74.2	70.4	36.7
Total White Mountains’ common shareholders’ equity	3,731.8	3,809.3	4,087.7

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	251.4	259.7	273.1
Noncontrolling interest - SIG Preference Shares	250.0	250.0	250.0
Noncontrolling interest - HG Global	16.6	16.6	—
Noncontrolling interest - BAM	(36.0)	(18.0)	—
Noncontrolling interest - other	44.4	60.8	57.1
Total noncontrolling interests	526.4	569.1	580.2
Total equity	4,258.2	4,378.4	4,667.9
Total liabilities and equity	$12,895.4	$13,468.8	$14,064.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011	September 30, 2011
Book value per share numerators (in millions):

White Mountains' common shareholders' equity - book value per share numerator (1)	$3,731.8	$3,809.3	$4,087.7	$3,444.7
Equity in net unrealized gains from Symetra's fixed maturity portfolio, net of applicable taxes	(57.7)	(59.3)	—	(135.7)
Adjusted book value per share numerator (1)	$3,674.1	$3,750.0	$4,087.7	$3,309.0

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	6,291.0	6,583.7	7,577.9	7,630.7
Unearned restricted common shares	(38.7)	(46.8)	(37.6)	(44.5)
Adjusted book value per share denominator (1)	6,252.3	6,536.9	7,540.3	7,586.2

Book value per share	$593.20	$578.60	$539.43	$451.42
Adjusted book value per share	$587.63	$573.66	$542.11	$436.18
(1) Excludes out of-the-money stock options.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Earned insurance and reinsurance premiums	$518.3	$491.0	$2,063.6	$1,924.5
Net investment income	33.8	46.4	153.6	184.5
Net realized and unrealized investment (losses) gains	(5.0)	37.7	118.2	74.1
Other revenue	19.3	18.3	100.3	(10.0)

Total revenues	566.4	593.4	2,435.7	2,173.1
Expenses:
Loss and loss adjustment expenses	372.2	253.9	1,193.9	1,174.3
Insurance and reinsurance acquisition expenses	104.0	105.6	430.2	402.2
Other underwriting expenses	93.4	64.2	321.8	268.1
General and administrative expenses	34.7	52.8	171.6	167.0
Accretion of fair value adjustment to loss and lae reserves	1.2	2.1	10.6	8.3
Interest expense on debt	11.7	16.4	44.8	55.2

Total expenses	617.2	495.0	2,172.9	2,075.1

Pre-tax (loss) income from continuing operations	(50.8)	98.4	262.8	98.0

Income tax benefit	101.0	110.9	15.7	110.0

Net income from continuing operations	50.2	209.3	278.5	208.0

Gain on sale of Esurance and AFI, net of tax	—	677.5	—	677.5
Loss from sale of other discontinued operations, net of tax	—	(1.0)	(91.0)	(19.2)
Net gain (loss) from discontinued operations, net of tax	.5	(28.9)	(24.0)	(36.7)

Income before equity in earnings of unconsolidated affiliates	50.7	856.9	163.5	829.6

Equity in earnings of unconsolidated affiliates, net of tax	5.5	(36.4)	29.9	(20.2)

Net income	56.2	820.5	193.4	809.4
Net loss (income) attributable to noncontrolling interests	12.0	(20.3)	14.0	(41.5)

Net income attributable to White Mountains’ common shareholders	68.2	800.2	207.4	767.9

Comprehensive income (loss), net of tax:
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(1.6)	(135.7)	57.7	(58.5)
Change in foreign currency translation and other	3.4	(.7)	36.7	(26.0)

Comprehensive income	70.0	663.8	301.8	683.4
Comprehensive loss attributable to noncontrolling interests	.4	2.8	.8	2.8
Comprehensive income attributable to White Mountains’ common shareholders	70.4	666.6	302.6	686.2

Change in equity in net unrealized losses (gains) from Symetra's fixed maturity portfolio	1.6	135.7	(57.7)	58.5

Adjusted comprehensive income	$72.0	$802.3	$244.9	$744.7

Income (loss) per share attributable to White Mountains’ common shareholders
Basic income (loss) per share
Continuing operations	$10.36	$20.03	$47.41	$18.56
Discontinued operations	.07	85.01	(16.91)	78.88
Total consolidated operations	$10.43	$105.04	$30.50	$97.44

Diluted income (loss) per share
Continuing operations	$10.36	$20.03	$47.41	$18.56
Discontinued operations	.07	85.01	(16.91)	78.88
Total consolidated operations	$10.43	$105.04	$30.50	$97.44

Dividends declared per White Mountains’ common share	$—	$—	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(in millions)
(Unaudited)

For the Twelve Months Ended December 31, 2012			Financial Guarantee
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,132.0	$931.6	$—	$—	$—	$2,063.6
Net investment income	53.6	65.0	.3	1.9	32.8	153.6
Net investment income - surplus note interest	—	—	18.4	(18.4)	—	—
Net realized and unrealized investment gains	55.7	17.3	—	—	45.2	118.2
Other revenue - foreign currency translation gain	—	39.9	—	—	—	39.9
Other revenue - Hamer and Bri-Mar (1)	—	—	—	—	24.1	24.1
Other revenue - Symetra warrants	—	—	—	—	17.7	17.7
Other revenue	(.5)	30.7	—	—	(11.6)	18.6

Total revenues	1,240.8	1,084.5	18.7	(16.5)	108.2	2,435.7
Expenses:
Loss and loss adjustment expenses	650.0	543.9	—	—	—	1,193.9
Insurance and reinsurance acquisition expenses	249.4	180.8	—	—	—	430.2
Other underwriting expenses	205.2	116.4	—	.2	—	321.8
General and administrative expenses - Hamer and Bri-Mar (1)	—	—	—	—	21.0	21.0
General and administrative expenses	13.4	35.3	4.5	19.6	77.8	150.6
Accretion of fair value adjustment to loss and lae reserves	—	10.6	—	—	—	10.6
Interest expense on debt	16.9	26.2	—	—	1.7	44.8

Total expenses	1,134.9	913.2	4.5	19.8	100.5	2,172.9

Pre-tax income (loss)	$105.9	$171.3	$14.2	$(36.3)	$7.7	$262.8

(1) As of October 1, 2012, Hamer and Bri-Mar are no longer consolidated and are accounted for as investments in unconsolidated affiliates.

For the Twelve Months Ended December 31, 2011
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,012.2	$912.3	$—	$1,924.5
Net investment income	71.4	89.9	23.2	184.5
Net realized and unrealized investment gains	10.6	53.2	10.3	74.1
Other revenue - foreign currency translation loss	—	(5.5)	—	(5.5)
Other revenue - Tuckerman Fund I (2)	—	—	24.3	24.3
Other revenue - Symetra warrants	—	—	(24.5)	(24.5)
Other revenue	(12.4)	9.6	(1.5)	(4.3)

Total revenues	1,081.8	1,059.5	31.8	2,173.1
Expenses:
Loss and loss adjustment expenses	548.3	626.0	—	1,174.3
Insurance and reinsurance acquisition expenses	221.2	181.0	—	402.2
Other underwriting expenses	162.3	105.8	—	268.1
General and administrative expenses - Tuckerman Fund I (2)	—	—	23.5	23.5
General and administrative expenses	9.8	25.8	107.9	143.5
Accretion of fair value adjustment to loss and lae reserves	—	8.3	—	8.3
Interest expense on debt	20.5	31.6	3.1	55.2

Total expenses	962.1	978.5	134.5	2,075.1

Pre-tax income (loss)	$119.7	$81.0	$(102.7)	$98.0

(2)  On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the LLC units of Hamer and Bri-Mar, two small manufacturing companies, were distributed.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(in millions)
(Unaudited)

For the Three Months Ended December 31, 2012			Financial Guarantee
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$286.0	$232.3	$—	$—	$—	$518.3
Net investment income	12.1	14.1	.2	1.3	6.1	33.8
Net investment income - surplus note interest	—	—	10.1	(10.1)	—	—
Net realized and unrealized investment (losses) gains	(2.2)	(5.6)	(.2)	(1.0)	4.0	(5.0)
Other revenue - foreign currency translation gain	—	6.8	—	—	—	6.8
Other revenue - Symetra warrants	—	—	—	—	4.1	4.1
Other revenue	(.4)	14.9	—	—	(6.1)	8.4

Total revenues	295.5	262.5	10.1	(9.8)	8.1	566.4
Expenses:
Loss and loss adjustment expenses	197.5	174.7	—	—	—	372.2
Insurance and reinsurance acquisition expenses	63.8	40.2	—	—	—	104.0
Other underwriting expenses	59.0	34.3	—	.1	—	93.4
General and administrative expenses	3.8	9.3	.7	8.4	12.5	34.7
Accretion of fair value adjustment to loss and lae reserves	—	1.2	—	—	—	1.2
Interest expense on debt	4.7	6.6	—	—	.4	11.7

Total expenses	328.8	266.3	.7	8.5	12.9	617.2

Pre-tax (loss) income	$(33.3)	$(3.8)	$9.4	$(18.3)	$(4.8)	$(50.8)

For the Three Months Ended December 31, 2011
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$264.2	$226.8	$—	$491.0
Net investment income	15.6	21.6	9.2	46.4
Net realized and unrealized investment gains	23.9	(7.5)	21.3	37.7
Other revenue - foreign currency translation loss	—	10.5	—	10.5
Other revenue - Tuckerman Fund I	—	—	5.4	5.4
Other revenue - Symetra warrants	—	—	4.8	4.8
Other revenue	(.2)	7.4	(9.6)	(2.4)

Total revenues	303.5	258.8	31.1	593.4
Expenses:
Loss and loss adjustment expenses	127.0	126.9	—	253.9
Insurance and reinsurance acquisition expenses	59.7	45.9	—	105.6
Other underwriting expenses	37.8	26.4	—	64.2
General and administrative expenses - Tuckerman Fund I (1)	—	—	6.8	6.8
General and administrative expenses	2.4	8.7	34.9	46.0
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	2.1
Interest expense on debt	4.1	12.0	.3	16.4

Total expenses	231.0	222.0	42.0	495.0

Pre-tax income (loss)	$72.5	$36.8	$(10.9)	$98.4

(1)  On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the LLC units of Hamer and Bri-Mar, two small manufacturing companies, were distributed.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SUMMARY OF RATIOS AND PREMIUMS
(Dollars in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
OneBeacon	2012	2011	2012	2011

GAAP Ratios
Loss and LAE	69%	48%	58%	54%
Expense	43%	37%	40%	38%
Combined	112%	85%	98%	92%

Net written premiums	$248.8	$241.2	$1,179.2	$1,062.7
Earned premiums	$286.0	$264.2	$1,132.0	$1,012.2

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Sirius Group	2012	2011	2012	2011

GAAP Ratios
Loss and LAE	75%	56%	58%	69%
Expense	32%	32%	32%	31%
Combined	107%	88%	90%	100%

Gross written premiums	$185.3	$183.9	$1,178.8	$1,128.1
Net written premiums	$148.2	$148.2	$947.7	$915.7
Earned premiums	$232.3	$226.8	$931.6	$912.3